Exhibit 10.37

JUNIOR SUBORDINATED

NOTE PURCHASE AGREEMENT

BETWEEN

CHURCHILL CAPITAL PARTNERS IV, L.P.

AND

PW EAGLE, INC.

Dated as of October 25, 2004

i

SCHEDULES

1.1(a)	Environmental Audits
1.1(b)	Leases
1.1(c)	Owned Real Property
1.1(d)	Permitted Liens
4.2	Organizational Information
4.4	Defaults
4.5	Consents and Approvals
4.6	Business
4.7	Financial Statements; Opening Day Balance Sheet
4.21	Employee Relations
4.23	Insurance
6.5	Financial Covenant Ratios
6.6	Compliance Certificate
7.1(a)	Sales and Sale-Leasebacks
7.1(c)	Investments
7.2	Capitalized Lease Obligations
7.10	Consulting Agreements

JUNIOR SUBORDINATED

NOTE PURCHASE AGREEMENT

THIS JUNIOR SUBORDINATED NOTE PURCHASE AGREEMENT, dated as of the 25th day of October, 2004, by and between CHURCHILL CAPITAL PARTNERS IV, L.P., a Delaware limited partnership (the “Note Purchaser”), and PW EAGLE, INC., a Minnesota corporation (the “Company”).

WHEREAS, the Company will on the Closing Date sell its Junior Subordinated Notes (the “Notes”) in the principal amount of Eight Million Dollars $8,000,000 to the Note Purchaser, and the Note Purchaser will purchase such Notes from the Company on the terms and conditions set forth herein.

WHEREAS, concurrently with the purchase and sale of the Notes pursuant to this Agreement, the Company will sell its Senior Subordinated Notes in the principal amount of Sixteen Million Dollars ($16,000,000) to the Senior Note Purchaser, and the Senior Note Purchaser will purchase such Senior Subordinated Notes from the Company on the terms and conditions set forth in the Senior Subordinated Note Purchase Agreement.

WHEREAS, concurrently with the purchase and sale of the Notes pursuant to this Agreement and the Senior Subordinated Notes pursuant to the Senior Subordinated Note Purchase Agreement, the Note Purchaser, the Senior Note Purchaser and the Company will enter into the Warrant Agreement (as defined below) pursuant to which the Company will issue to the Note Purchaser and the Senior Note Purchaser warrants to purchase 366,651 shares of Common Stock, par value $.01 per share, of the Company (subject to adjustment as provided in the Warrant Agreement) for an exercise price of $.01 per share (subject to adjustment as provided in the Warrant Agreement).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

I. DEFINITIONS

Section 1.1 Defined Terms. Each accounting term not defined herein and each accounting term partly defined herein to the extent not defined shall have the meaning given to it under GAAP. The following capitalized terms shall have the following meanings, applicable both to the singular and plural forms of the terms so defined, except as set forth herein:

“1999 Subordinated Notes” shall mean those certain subordinated promissory notes dated on or about September 20, 1999 in the original aggregate principal amount of $32,500,000 executed by the Company in favor of the purchasers thereof. The 1999 Subordinated Notes shall be repaid in full on the Closing Date.

“ADA” shall mean the Americans With Disabilities Act of 1990, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall, for the purposes of this Agreement, be deemed to control such Person. Notwithstanding the foregoing, neither Note Purchaser nor any of its Affiliates shall be deemed an “Affiliate” of the Company or of any Subsidiary.

“Agent” shall mean Fleet Capital Corporation, in its capacity as agent under the Senior Credit Agreement, or any other financial institution performing such function.

“Agreement” shall mean this Junior Subordinated Note Purchase Agreement, dated as of October 25, 2004, between the Note Purchaser and the Company, as amended from time to time, together with the Schedules attached hereto.

“Availability” shall mean Availability under and as defined in the Senior Credit Agreement as in effect on the date hereof (together with all defined terms set forth therein), without giving effect to any modification or amendment thereto not consented to by the Note Purchaser (including any modification or amendment to the definition of Borrowing Base or any other defined term set forth therein) but without giving effect to the Availability Block (as defined under the Senior Credit Agreement as in effect on the date hereof) and without giving effect to any Overadvance under and as defined in the Senior Credit Agreement as in effect on the date hereof in an aggregate amount not in excess of $1,000,000.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in the State of Minnesota are authorized or required by law to close.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

Capitalized Lease Obligation shall mean any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” shall mean: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than six (6) months, issued by any Senior Creditor under the Senior Credit Agreement or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000, (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service Inc. and in

either case having a tenor of not more than three (3) months; and (d) money market funds that invest exclusively in the foregoing instruments and securities.

“Change of Control” means the occurrence of any of the following events: (i) all or substantially all of the Company’s assets, on a consolidated basis, are sold as an entirety to any Person or related group of Persons or there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving company (other than a consolidation or merger with a wholly owned Subsidiary in which all shares of common stock of the Company outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the common stock of the Company would be converted into cash, securities or other property, in any case, other than a sale of assets or consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the sale of assets or consolidation or merger have, directly or indirectly, at least a majority of the common stock of the transferee or continuing or surviving company immediately after such sale of assets or consolidation or merger, (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Spell Group, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act provided that such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the outstanding voting securities of the Company; (iii) any member of the Spell Group sells, transfers, or otherwise disposes to any Person who is not a member of the Spell Group (including any sale, transfer or other disposition to the Company permitted pursuant to Section 7.5 hereof) 10% or more of the securities of the Company (including warrants, options or other instruments convertible into, or exchangeable or exercisable for securities of the Company) now owned by him or hereafter acquired by him as employment compensation; provided, however, that any member of the Spell Group may sell securities of the Company to repay loans incurred to purchase securities of the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such members of the board of directors of the Company or whose nomination for election by the shareholders of the Company, as the case may be, was approved by a vote of at least a majority of the directors of the Company then still in office) cease for any reason to constitute a majority of the board of directors of the Company then in office.

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall mean October 25, 2004, or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collateral” shall mean all property and interests in property and proceeds thereof in or upon which a mortgage, lien or security interest now or hereafter exists in favor of the holders of the Notes to directly or indirectly secure the Obligations, whether under this Agreement or under any of the other Note Documents.

“Company” shall mean PW Eagle, Inc., a Minnesota corporation, and its permitted successors and assigns.

“Compliance Certificate” shall mean the Compliance Certificate, in the form of Schedule 6.6 hereto, whereby either the chief executive officer or the chief financial officer of the Company certifies as to the matters required by Section 6.6 hereof.

“Consolidated” means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies or as the context may require.

“Consolidated Net Income” means, with respect to the Company and its Subsidiaries (other than PW Poly) for any fiscal period, the net income (or loss) of the Company and its Subsidiaries for such period taken as a whole (determined in accordance with GAAP on a Consolidated basis), but excluding in any event: (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets or from any transaction classified as extraordinary under GAAP, any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses; (b) the proceeds of any life insurance policy; (c) net earnings and losses of any business entity, substantially all the assets of which have been acquired in any manner by the Company, realized by such business entity prior to the date of such acquisition; (d) net earnings and losses of any business entity which shall have merged into the Company earned or incurred prior to the date of such merger; (e) net earnings of any business entity (other than a Consolidated Subsidiary) in which the Company has an ownership interest unless such net earnings shall have been received by the Company in the form of cash distributions; (f) earnings resulting from a reappraisal, revaluation or write-up of assets; (g) any charge to net earnings resulting from the amortization of the value of stock options given to employees to the extent required by FASB 25; (h) any increase or decrease of net income arising from a change in the Company’s accounting methods; (i) any gains resulting from the forgiveness of Funded Debt or the retirement of Funded Debt at a discount; (j) any gain arising from the acquisition of any securities of the Company; (k) any reversal of any contingency reserve, unless the provision for such contingency reserve shall have been made from income arising during the fiscal period in question; and (l) any charge to earnings resulting from the write-off of deferred loan costs and/or debt discounts in connection with repayment of (A) the 1999 Subordinated Notes, (B) the obligations under the Third Amended and Restated Loan and Security Agreement dated as of September 30, 2002 among the Company, Agent and certain lenders, and (C) the obligations under the Loan and Security Agreement dated March 14, 2003 among Extrusion Technologies, Inc., Agent and certain lenders.

“Contingent Obligation” shall mean, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any swap agreements or other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment of discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Default” shall mean any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Interest Rate” shall have the meaning specified in the Notes.

“Deferred Interest” shall mean all interest on the Notes accrued at the Deferred Rate (as defined in the Notes), including any such interest which has been compounded and added to principal.

“Derivative Obligation” shall mean every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

“EBITDA” shall mean with respect to any fiscal period, the sum of Consolidated Net Income for such period plus amounts deducted in determining such Consolidated Net Income in respect of: (a) any provision for (or less any benefit from) income taxes whether current or deferred; (b) amortization and depreciation expense; and (c) Interest Expense for such period. For purposes of Schedule 6.5, EBITDA for fiscal periods ending on or prior to December 31, 2004, shall not include restructuring charges of up to $1,000,000 which were incurred in fiscal year 2003, but were expensed in fiscal year 2004 and up to $400,000 of expenses which have been or will be incurred in the PW Poly Spinoff.

“Environmental Audits” shall mean the Phase I Environmental Site Assessments set forth in Schedule 1.1(a) hereto.

“Environmental Laws” shall have the meaning specified in Section 4.22.

“Equity Documents” shall mean, collectively, the Warrant Agreement, the Warrants and the Registration Rights Agreement, together with all exhibits, schedules and amendments thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations promulgated thereunder by any governmental agency or authority, as may from time to time be in effect.

“ETI Subordinated Note” shall mean that certain unsecured promissory note in the original principal amount of $243,439 dated as of March 11, 2003 and executed by Extrusion Technologies, Inc. in favor of Uponor North America, Inc.

“Event of Default” shall mean an Event of Default as defined in Section 8.1 hereof.

“Existing Subordinated Debt” shall mean the 14% Senior Subordinated Notes due 2007 of the Company and any other obligations of the Company under the Securities Purchase Agreement dated as of September 20, 1999 among the Company and the Investors, as defined therein.

“Financial Projections” shall have the meaning specified in Section 4.7(d).

“Financing Statements” shall mean all Uniform Commercial Code financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) given by any Related Party in favor of any holder of a Note in connection with the transactions contemplated hereby.

“Fixed Charges” means, for any period of determination, the sum of (a) scheduled principal payments of Funded Debt (including the principal portion of scheduled payments of Capital Lease Obligations) during such period, (b) Interest Expense paid in cash included in the determination of Consolidated Net Income during such period, (c) dividends paid on, or repurchases or redemptions of, the Company’s capital stock during such period and (d) the amount of the reduction in the Fixed Asset Maximum Amount (as such term is defined the Senior Credit Agreement as in effect on the Closing Date) occurring within such period of determination.

“Fixed Charge Coverage Ratio” shall mean, with respect to any period of determination, the ratio of (i) EBITDA for such period minus income taxes paid in cash and non-financed Capital Expenditures during such period to (ii) Fixed Charges for such period.

“Funded Debt” means: (i) Indebtedness arising from the lending of money by any Person to the Company or any of its Subsidiaries, including, without limitation, the Obligations, the obligations of the Company under the Senior Subordinated Note Purchase Agreement and the Senior Debt; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to the Company or any of its Subsidiaries (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Indebtedness of the Company or any of its Subsidiaries under any guaranty of obligations that would constitute Funded Debt under clauses (i) through (iv) hereof if owed directly by the Company or any of its Subsidiaries. In computing the amount of Funded Debt, the Notes and the notes issued pursuant to the Senior Subordinated Note Purchase Agreement will be valued at full face value (less any payments thereon) without giving effect to any original issue discount.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Indebtedness” as applied to a Person means, without duplication:

(i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

(ii) all obligations of other Persons which such Person has guaranteed;

(iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person;

(iv) Derivative Obligations; and

(v) in the case of the Company (without duplication), the Obligations, the obligations under the Senior Subordinated Note Purchase Agreement and the Senior Debt.

“Interest Coverage Ratio” shall mean, with respect to any period of determination, the ratio of (i) EBITDA for such period to (ii) Interest Expense paid in cash during such period all as determined in accordance with GAAP.

“Interest Expense” means, with respect to any fiscal period, the interest expense incurred for such period excluding interest income as determined in accordance with GAAP.

“Investments” shall have the meaning specified in Section 7.1(c) hereof.

“Junior Subordination Agreement” shall mean that certain Junior Subordination Agreement between the Note Purchaser and the Senior Note Purchaser and acknowledged by the Related Parties.

“knowledge,” with respect to any Person, shall mean the knowledge of such Person after reasonable inquiry and investigation concerning the subject matter of the representation and warranty. Any statements, representations or warranties that are based upon the knowledge of any Person shall be deemed to have been made after due inquiry by such Person with respect to the matter in question.

“Leases” shall mean the leases for real property set forth on Schedule 1.1(b).

“Lessor’s Agreement” shall mean the Landlord’s Waivers and Consents with respect to the Leases.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include rights of sellers under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of this Agreement, the Company shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Management Fee Subordination Agreement” shall mean that certain Management Fee Subordination Agreement among the Agent, the Note Purchaser, the Senior Note Purchaser, the Company and Spell Capital Partners LLC pursuant to which certain consulting and other fees payable to Spell Capital Partners LLC are subordinated to the obligations of the Company under the Senior Credit Agreement, the Notes and the obligations of the Company under the Senior Subordinated Note Purchase Agreement.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, prospects, properties or condition (financial or otherwise) of (i) the Company or (ii) the Related Parties taken as a whole; (b) an impairment of the ability of any Related Party to perform in any material respect its obligations under this Agreement or the Notes or any other Note Document or any Equity Documents; or (c) an impairment of (i) the legality, validity, binding effect or enforceability of any Note Document or any Equity Documents, or (ii) the perfection or priority of any lien granted to the Note Purchaser under any of the Security Documents in respect of Collateral having an aggregate fair market value of more than $500,000.

“Mortgages” shall mean the Mortgages whereby the Company grants to the Note Purchaser a third mortgage lien, subject to the first lien of the Agent on behalf of the Senior Creditors and the second lien of the Senior Note Purchaser, against its Owned Real Property and shall include the Mortgages granted on the date hereof and any future Mortgages granted pursuant to Section 6.11 or 6.12 of this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Note Documents” shall mean this Agreement, the Notes, the Security Documents and all documents delivered to any holder of a Note in connection herewith or therewith, but shall not include the Equity Documents.

“Note Purchaser” shall mean Churchill Capital Partners IV, L.P., a Delaware limited partnership, and its permitted successors and assigns, including without limitation, as the context may require, subsequent holder(s) of the Notes.

“Notes” shall mean, as of a particular time, all of the Notes delivered under this Agreement, and each Note delivered in substitution or exchange for any such Note.

“Obligations” shall mean the obligation of the Company:

(a) to pay the principal of and interest on the Notes in accordance with the terms thereof and to satisfy all of its other liabilities and obligations to the Note Purchaser and holders of the Notes, whether hereunder, under the Notes or any other Note Document or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, or joint or several, including any extensions, modifications, renewals and substitutions thereof;

(b) to repay to the Note Purchaser and any holder of a Note all amounts advanced by the Note Purchaser or holder of a Note hereunder or otherwise on behalf of the Company, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, or repairs to, or maintenance or storage of, any of the Owned Real Property or other Collateral; and

(c) to reimburse the Note Purchaser or any holder of a Note for its fees and expenses as provided in Section 10.1 hereof; and

(d) to perform the indemnification as required by Section 10.2 hereof.

“Opening Day Balance Sheet” shall mean that certain Opening Day Balance Sheet dated as of October 25, 2004.

“Original Principal Balance” shall have the meaning specified in Section 2.1.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

“Owned Real Property” shall mean the Company’s real property identified on Schedule 1.1(c) and any additional real property acquired by the Company or any of its Subsidiaries after the date hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor board, authority, agency, officer or official of the United States administering the principal functions assigned on the date hereof to the Pension Benefit Guaranty Corporation under ERISA.

“Permitted Liens” shall mean:

(i) Liens now or hereafter securing the Senior Debt and any refinancings or renewals thereof permitted hereunder;

(ii) Liens incurred or deposits made in the ordinary course of business (A) in connection with workers’ compensation, social security, unemployment insurance and other like laws, or (B) in connection with sales contracts, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

(iii) attachment, judgment and other similar Liens that do not constitute Events of Default hereunder;

(iv) title exceptions or encumbrances granted in the ordinary course of business, affecting real property owned by the Company or any of its Subsidiaries, provided that such exceptions do not in the aggregate materially detract from the value of such property or materially interfere with its use in the ordinary conduct of the Company’s or such Subsidiary’s business;

(v) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

(vi) other Liens set forth on Schedule 1.1(d) hereof and any refinancings or renewals thereof;

(vii) Liens securing Indebtedness of one of the Company’s Subsidiaries to the Company or another such Subsidiary;

(viii) Liens securing the Obligations; and

(ix) Liens securing the obligations of the Company under the Senior Subordinated Note Purchase Agreement.

“Permitted Purchase Money Indebtedness” means Purchase Money Indebtedness of the Company incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of the Company and its Subsidiaries at the time outstanding, does not exceed $1,250,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, estate, unincorporated organization, joint venture, court, or governmental or political subdivision or agency thereof.

“Plan” shall mean each employee benefit plan, or other class of benefits covered by Title IV of ERISA, now or hereafter established or maintained for employees of the Company or its Subsidiaries.

“Purchase Money Indebtedness” means (i) Indebtedness (other than the Senior Debt) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Senior Debt) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

“Purchase Money Lien” means a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

“PW Poly” means USPoly Company (formerly known as PW Poly Corp.), a Minnesota corporation.

“PW Poly Spinoff” shall mean the transaction consisting of the sale of certain of the shares of capital stock of PW Poly, and the distribution of all of the remaining shares of capital stock of PW Poly, or the cash received from the sale of such shares, to the shareholders and certain holders of warrants to purchase shares of the Company.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement between the Note Purchaser, the Senior Note Purchaser and the Company dated as of the Closing Date.

“Related Party” shall mean the Company and each Subsidiary of the Company.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Resin Supply Agreement” shall mean collectively the various agreements separately disclosed to the Note Purchaser.

“Responsible Officer” shall mean the chief executive officer or the president of the Company, or any other officer having substantially the same responsibility (or having substantially the same knowledge of the contents of the certificate, document or other item being delivered) and authority with respect to the matter at hand; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same responsibility (or having substantially the same knowledge of the contents of the certificate, document or other item being delivered) and authority with respect to the matter at hand.

“Sale and Leaseback Documents” means the Sale and Leaseback Agreement together with all exhibits, schedules and related documents.

“Sale and Leaseback Transaction” means the sale and leaseback by the Company of its real property located in Perris, California, Eugene, Oregon, West Jordan, Utah and Tacoma, Washington pursuant to that certain Lease Agreement (“Sale and Leaseback Agreement”) dated as of February 28, 2002, by and between Company and PWE (Multi) 14-85, Inc. (“Lessor”).

“Security Agreement” shall mean the Junior Subordinated Security Agreement dated the Closing Date between the Company and the Note Purchaser whereby the Company grants to the Note Purchaser a security interest in the personal property of the Company.

“Security Agreement - Intellectual Property” shall mean collectively the Junior Subordinated Patent and License Security Agreement and the Junior Subordinated Trademark and License Security Agreement dated the Closing Date between the Company and the Note Purchaser whereby the Company grants to the Note Purchaser a security interest in its intellectual property.

“Security Documents” shall mean the Security Agreement, the Financing Statements, the Security Agreement - Intellectual Property, the Mortgages, the Lessor’s Agreements and all other security agreements, mortgages, pledges, patent and trademark assignments, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of the Related Parties and any holder of a Note now or hereafter delivered to any holder of Note pursuant to or in connection with the transactions contemplated hereby.

“Senior Credit Agreement” shall mean that certain Fourth Amended and Restated Loan and Security Agreement among the Agent, the Senior Creditors and the Company dated as of October 25, 2004.

“Senior Creditors” shall mean, collectively, the lenders from time to time party to the Senior Credit Agreement.

“Senior Debt” shall mean the obligations of the Company under the Senior Credit Agreement, subject to the limitations set forth in the Senior Subordination Agreement.

“Senior Note Purchaser” shall mean the note purchaser party to the Senior Subordinated Note Purchase Agreement.

“Senior Subordinated Note Purchase Agreement” shall mean that certain Senior Subordinated Note Purchase Agreement dated as of the date hereof between the Senior Note Purchaser and the Company.

“Senior Subordination Agreement” shall mean the Subordination Agreement dated the Closing Date among the Agent, the Senior Note Purchaser and the Note Purchaser and acknowledged by the Related Parties.

“Spell Group” shall mean (x) William H. Spell and Harry W. Spell, and any of their spouses or any family trust which is controlled by either of the foregoing, (y) Dobson West and Bruce Richard, and (z) Jerry Dukes, Scott Long, Jack Cobb and Mike Stickel so long as they are employed by the Company.

“Subsidiary” shall mean any corporation or other business entity as to which an aggregate of more than 50% of the outstanding voting securities or more than 50% of the equity is at any time directly or indirectly owned by the Company, or by one or more of its Subsidiaries or by the Company and one or more of its Subsidiaries.

“Title Policy” shall mean a mortgagee’s title insurance policy issued by a title insurance company acceptable to the Note Purchaser in an amount satisfactory to the Note Purchaser with respect to each parcel of Owned Real Property insuring the Mortgage as a third lien on a good and marketable fee simple title to each parcel of Owned Real Property subject only to “Permitted Encumbrances” (as that term is defined in the Mortgages) and otherwise in form and substance satisfactory to the Note Purchaser.

“Transfer” shall have the meaning specified in Section 3.6.

“Warrants” shall mean those certain warrants to purchase common stock of the Company issued to the Note Purchaser and the Senior Note Purchaser pursuant to the Warrant Agreement.

“Warrant Agreement” shall mean that certain Warrant Agreement dated as of the Closing Date among the Note Purchaser, the Senior Note Purchaser and the Company.

Section 1.2 Rules of Construction. Where any provision in this Agreement refers to action to be taken by a Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. Except as otherwise indicated, all agreements or instruments herein defined shall mean agreements as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted, and in accordance with, the terms thereof. Each covenant contained in this Agreement shall be construed (absent an express contrary provision therein) as being independent of each other covenant contained herein and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any or all covenants.

Whenever the terms “satisfactory to Note Purchaser,” “determined by Note Purchaser,” “acceptable to Note Purchaser,” “consent of Note Purchaser,” “Note Purchaser shall elect,” “Note Purchaser shall request” or similar terms are used in this Agreement, the Notes or any other Note Document, except as otherwise specifically provided therein, such terms shall mean satisfactory to, at the election of, determined by, acceptable to or requested by, as applicable, Note Purchaser in its sole and unlimited discretion. In addition, the Note Purchaser shall be permitted to condition the giving of its consent upon the giving of additional collateral security, the payment of a fee, or any other matter.

Whenever the Company is to deliver or make available a copy of any document, agreement, statement, notice or other writing to the Note Purchaser, such copy shall be a true, correct and complete copy thereof, including all exhibits, schedules and attachments referenced therein.

Each warranty and representation contained in this Agreement shall be conclusively presumed to have been relied on by Note Purchaser regardless of any investigation made or information possessed by Note Purchaser. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that the Company shall now or hereafter give, or cause to be given, to Note Purchaser.

No provision of this Agreement, the Notes or any of the other Note Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of schedules appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.”

It is the intent of the parties that all defined terms and methodologies of calculation set forth in Section 6.5 or Schedule 6.5 or 6.6 attached hereto shall be identical to the defined terms and methodologies of calculation of the corresponding terms and ratios as set forth in the Senior Credit Agreement. To the extent of any inconsistency between the defined terms and methodologies of calculation as set forth in Section 6.5 or Schedule 6.5 or 6.6 attached hereto and the defined terms and methodologies of calculation as set forth in the Senior Credit Agreement, Section 6.5 and Schedule 6.5 and 6.6 shall be amended to incorporate the corresponding defined terms and methodologies set forth in the Senior Credit Agreement (together with all defined terms set forth herein), as in effect on the date hereof and without giving effect to any modification or amendment thereto not consented to by the Note Purchaser.

II. SALE AND PURCHASE OF THE NOTES

Section 2.1 Original Notes. The Company will authorize for issuance to the Note Purchaser on the Closing Date Notes in an original principal amount of Eight Million Dollars $8,000,000 (the “Original Principal Balance”). The Notes shall accrue interest from and after the Closing Date and have such other characteristics as set forth in the Notes. The Company agrees to sell the Notes to the Note Purchaser on the Closing Date, and the Note Purchaser agrees to purchase such Notes from the Company, on the terms and conditions set forth herein.

Section 2.2 Investment Unit. The Note Purchaser and the Company hereby acknowledge and agree that the Notes are part of an “investment unit” within the meaning of Section 1273(c)(2) of the Code, which includes the Warrants. Notwithstanding anything to the contrary contained herein or in the Warrant Agreement, the Note Purchaser and the Company hereby further acknowledge and agree that solely for United States federal income tax purposes the aggregate “issue price” of the Notes and the Warrants allocated to the Notes pursuant to Schedule 2.2 to the Warrant Agreement under Section 1273(b) of the Code (and for purposes of comparable state and local income tax laws) shall equal $7,465,170.34 and $534,829.66, respectively. The Note Purchaser and the Company agree to use the foregoing issue prices for all income tax purposes with respect to this transaction.

Section 2.3 Closing on Sale of Notes. The Closing of the purchase and sale of the Notes pursuant to Section 2.1 hereof shall be held on October 25, 2004 at the offices of counsel for Note Purchaser, or at such other date or location as the parties hereto may agree (the “Closing”).

At the Closing, the Note Purchaser shall make payment to the Company of the purchase price for such Notes by wire transfer of immediately available funds to an account designated by the Company or by such alternative means of payment to which the parties may agree. At the Closing, the Company shall deliver Notes, registered in the name of the Note Purchaser and in such denominations, as the Note Purchaser may reasonably request.

Section 2.4 Security for the Notes. Payment of all Obligations, including indebtedness evidenced by the Notes, shall be secured by mortgages, liens and security interests in the Collateral and other assets, property rights and interests as described in the Security Documents.

III. THE NOTES

Section 3.1 Principal and Interest. Payment of principal and interest on the Notes shall be made in accordance with the terms of each such Note as specified therein.

Section 3.2 Prepayment. Prepayment on the Notes shall be made in accordance with the terms of each such Note as specified therein.

Section 3.3 Subordination. Payment of principal and accrued interest and all other amounts due under the Notes shall be subordinated to the rights of (i) the Senior Creditors to the extent provided in the Senior Subordination Agreement and (ii) the Senior Note Purchaser to the extent provided in the Senior Subordination Agreement and the Junior Subordination Agreement.

Section 3.4 Method and Place of Payment of Principal and Interest. The Company will pay to the holder of a Note in immediately available funds to an account designated by such holder all amounts payable to it when due in respect of the principal of, or interest or premium on, any of the Notes then held by such holder, without any presentation of such Notes.

Section 3.5 Exchange of Notes. The holder of any Notes may, at its option, in person or by duly authorized attorney, surrender the same for exchange at the principal office of the Company maintained pursuant to Section 6.4(b) and, within a reasonable time thereafter and without expense for the issuance of the replacement Notes, receive in exchange therefor one or more duly executed Notes, dated as of the date to which interest has been paid on the Note or Notes so surrendered, or if no interest has yet been so paid, then dated the date hereof, and registered in such name or names, all as may be designated by such holder, for the same aggregate principal amount as the then unpaid principal amount of the Note or Notes so surrendered. The Company covenants and agrees to take and cause to be taken all action necessary to effect such exchanges. Any such issuance of new Notes shall not be deemed to be the sale of new securities and shall in all respects be subject to compliance with applicable federal and state securities laws.

Section 3.6 Revival of Obligations. If the incurring of any debt or the payments of money or transfers of property made to Note Purchaser by or on behalf of the Company contemplated by the Note, this Agreement, any of the other Note Documents or any document delivered hereunder (collectively, a “Transfer”) should for any reason subsequently be declared to be “voidable” or “avoidable” within the meaning of any state or federal law relating to creditor’s rights, including, without limitation, as fraudulent conveyances, fraudulent transfers, preferences or otherwise voidable or recoverable payments of money or transfer of property, in whole or in part, for any reason under the United States Bankruptcy Code or any other federal or state law, and Note Purchaser is required to repay or restore such Transfer, or the amount of any portion thereof, then as to any such amount repaid or restored (including all reasonable costs, expenses and attorneys’ fees of Note Purchaser related thereto), the liability of the Company shall automatically be revived, reinstated, and restored and shall exist as though such Transfer had never been made, notwithstanding the surrender of any Note or cancellation of any instrument or document relating to this Agreement.

IV. REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Note Purchaser that after giving effect to the transactions described in the Equity Documents, the Senior Credit Agreement, the Senior Subordinated Note Purchase Agreement and herein:

Section 4.1 Organization and Authority. Each of the Related Parties is duly and validly organized and an existing corporation in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and in good standing as a foreign corporation in all other jurisdictions where the ownership or leasing of property or the nature of business transacted make such qualification necessary and where the failure to be so qualified and in good standing would, in the aggregate, have a Material Adverse Effect. Each of the Related Parties is entitled and authorized to own its properties and assets and to carry on its business as, and in the places where, such properties and assets are now owned or operated or such business is now conducted and presently proposed to be conducted.

Section 4.2 Organizational Information. Schedule 4.2 to this Agreement correctly sets forth (i) the state or other jurisdiction in which each of the Related Parties is incorporated or organized, (ii) the state or states in which each of the Related Parties conducts its businesses, (iii) a list of each class of stock of each of the Related Parties showing in each case the number of shares of stock of each class outstanding and the ownership of such shares (provided, however, that in the case of the Company, ownership of shares by Persons other than the Spell Group, officers and directors of the Company and owners of 5% or more of the outstanding capital stock of the Company may be aggregated), and (iv) a list of each outstanding option, warrant or other right to acquire any class of stock of any of the Related Parties which has been granted by such Related Party and each security convertible into any class of stock of any of the Related Parties showing in each case the number of shares of stock of each class issuable upon exercise or conversion of such option, warrant, right or convertible security, the purchase or conversion price and other material terms of such option, warrant, right or convertible security, and the ownership of such option, warrant, right or convertible security (provided, however, that in the case of the Company, ownership of options by employees of any of the Related Parties who are not members of the Spell Group or officers or directors of the Company may be aggregated). The shares of stock listed in Schedule 4.2 have been duly issued and are fully paid and nonassessable. As of the Closing Date, the Company does not own capital stock or other equity interests in any corporation or other Person other than as set forth on Schedule 4.2. Schedule 4.2 shall be deemed to be updated by each of the Company’s filings with the Securities and Exchange Commission after the date hereof pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, so long as the Company has delivered a copy of such public filing to Note Purchaser.

Section 4.3 Transactions Legal and Authorized. The issuance and sale of the Notes and compliance by the Related Parties with all the provisions of the Note Documents are within the corporate powers of the Related Party executing the same. This Agreement has been duly authorized, executed and delivered by and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms. The other Note Documents have been duly authorized by each of the Related Parties executing the same and, when executed and delivered by such Related Parties in accordance with this Agreement, will be legal, valid and binding obligations of such Related Parties, enforceable in accordance with their respective terms. The foregoing representations in this Section 4.3 are subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

Section 4.4 No Defaults, Restrictions; Compliance with Laws. None of the execution and delivery of this Agreement or the other Note Documents, the consummation of the transactions contemplated hereby or thereby, nor compliance with their terms and conditions, will conflict or result in breach of, or constitute a default under, any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, articles, by-laws, operating agreement or any other agreement or instrument to which any Related Party is a party or by which its properties may be bound or affected, or any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or any governmental agency, or any law, rule, or regulation applicable to any Related Party, or, with the exception of the note purchase transactions contemplated hereby, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of any Related Party. None of the Related Parties is a party to, nor is it bound by, any contract or agreement or instrument, or subject to any charter or other corporate restriction, which materially and adversely affects its business, property, assets, operations or condition, financial or otherwise. Except as disclosed on Schedule 4.4, none of the Related Parties is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing material Indebtedness or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which such Related Party is a party or by which its properties may be bound or affected. Each Related Party has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its business or the ownership of its properties, except where non-compliance therewith would not have a Material Adverse Effect.

Section 4.5 Consents. Except as indicated on Schedule 4.5 hereto, no consents, orders, permissions, approvals or authorizations by or from any governmental entity or other Person are required to be obtained, and no registrations or declarations are required to be filed, in connection with the execution and delivery of any of the Note Documents.

Section 4.6 Business. Schedule 4.6 to this Agreement correctly sets forth a brief description of the business (as conducted and presently proposed to be conducted) of the Related Parties.

Section 4.7 Financial Statements.

(a) The audited financial statements of the Related Parties as of and for each of the five fiscal years ended December 31, 2003, as certified by its independent certified public accountants, which has been delivered to Note Purchaser, and the unaudited financial statements of the Related Parties for the eight-month interim period ended August 31, 2004, were prepared in accordance with GAAP consistently applied throughout the fiscal years and interim period involved; are correct, and completely and fairly present in all material respects the financial position and results of operations of the Related Parties as of said dates and for each of the periods indicated. The unaudited financial statements accurately reflect (or have been restated to accurately reflect) the financial condition and results of operation of the Company and its Subsidiaries after giving effect to the PW Poly Spinoff.

Copies of the financial statements described in this Section 4.7(a) are attached hereto as part of Schedule 4.7.

(b) The Related Parties have no Indebtedness other than Indebtedness permitted pursuant to Section 7.2 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 7.4 hereof.

(c) The Opening Day Balance Sheet of the Related Parties delivered to the Note Purchaser as part of Schedule 4.7 has been prepared by management of the Company on a reasonable basis, taking into consideration the effect of the note purchase transaction contemplated hereby, the transactions contemplated by the Senior Credit Agreement, the transactions contemplated by the Senior Subordinated Note Purchase Agreement and the transactions contemplated by the Equity Documents, and neither the Company nor its management is aware of any fact which casts doubt on the material accuracy or completeness thereof. To the Company’s knowledge, after giving effect to such transactions, none of the Related Parties will have any material liabilities, contingent or otherwise, which are not referred to in the Opening Day Balance Sheet or in the notes thereto other than liabilities not required to be disclosed in accordance with GAAP (and none of such non-disclosed liabilities are material).

(d) The Financial Projections separately disclosed to the Note Purchaser (the “Financial Projections”) have been prepared in good faith and are based on what the Company believes on the date hereof to be a reasonable assessment of the future performance of the Related Parties subject to general business conditions and economic factors which may be beyond its control or other unanticipated future events which could have an unforeseen impact on the performance or condition of the Related Parties. All material assumptions used in the preparation of the Financial Projections are set forth in the notes thereto or in this Agreement or on a Schedule hereto.

Section 4.8 Full Disclosure. Neither this Agreement nor any of the other Note Documents nor any Schedule hereto or thereto or closing certificate furnished by any Related Party to the Note Purchaser nor the Confidential Private Placement Memorandum relating to $15 million Convertible Preferred Stock delivered to Note Purchaser (together will the filings made by the Company with the Securities and Exchange Commission since the date thereof, the information made available to the Note Purchaser on site at the Company’s office in February 2004, and the financial statements, projections and other information provided as part of the Schedules to this Agreement) contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances in which made. There is no fact which the Company has not disclosed to the Note Purchaser in writing which could reasonably be expected to have a Material Adverse Effect.

Section 4.9 No Event Having a Material Adverse Effect. Since December 31, 2003, none of the business, operations, properties nor assets of the Related Parties have been affected by an event or circumstance having a Material Adverse Effect.

Section 4.10 Pending Litigation. There are no actions, suits, investigations or proceedings (whether or not purportedly on behalf of any Related Party) pending or, to the knowledge of the

Company, threatened against or affecting any Related Party, or the business, operations, properties, prospects, profits or condition (financial or otherwise) of any Related Party, before or by any governmental department, commission, board, regulatory authority, bureau, agency, or instrumentality, domestic, foreign, federal, state or municipal, or any court, arbitrator or grand jury, which, if determined adversely to any Related Party, could reasonably be expected to have a Material Adverse Effect or (without limiting the foregoing) result in equitable relief or monetary judgments, individually or in the aggregate, in excess of $250,000. No Related Party is in default with respect to any judgment, order, writ, injunction, decree, demand, rule or regulation of any court, arbitrator, grand jury or of any governmental agency, default under which might have consequences which could result in a Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened claims for indemnification by or against any Related Party pursuant to any sale agreement.

Section 4.11 Title to Properties. Each Related Party has good and marketable title to all of its property and other assets. No Related Party owns assets with a fair market value in excess of Fifty Thousand Dollars ($50,000) in any state except for those assets in transit from time to time and assets located at the locations specified on Exhibit A to the Security Agreement. All property and assets of any kind (real or personal, tangible or intangible) of the Related Parties are free from any Lien except Permitted Liens. Except for financing statements evidencing Permitted Liens and the Financing Statements filed pursuant to this Agreement, no financing statement under the Uniform Commercial Code which names any Related Party as debtor has been filed and not terminated, and no Related Party has signed any security agreement authorizing any secured party thereunder to file any such financing statement which has not been terminated. Each Related Party enjoys peaceful and undisturbed possession under all leases under which it is operating, including, without limitation, the Leases, and none of such leases contain provisions that will materially impair or adversely affect the operations of any Related Party. All of the leases under which any Related Party is operating, including without limitation, the Leases, are valid, subsisting and in full force and effect and none of such leases is in default, and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default under any provision thereof.

Section 4.12 Licenses and Permits. Each Related Party has all federal, state and local licenses and permits required to be maintained in connection with and material to the operation of its businesses, and all such licenses and permits are valid and fully effective, except where the failure to have such valid or effective license or permit could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or result in material liability to any Related Party.

Section 4.13 Taxes. Each Related Party has timely and accurately filed all federal, state and municipal tax returns which are required to be filed and has timely paid, or made provision for the payment of, all material taxes which have become due pursuant to said returns or pursuant to any assessment received by any Related Party, except such taxes, if any, as are being contested in good faith and for which adequate reserves in accordance with GAAP have been provided. Each Related Party has further made payment of all franchise and similar taxes in its jurisdiction of incorporation, and in all of the respective jurisdictions in which it is qualified as a foreign corporation, insofar as such taxes are due and payable, except for any such taxes the validity of which are being contested in good faith and for which reserves in accordance with GAAP have been set aside on the books of the Related Parties.

Section 4.14 Use of Proceeds. The Company will apply the proceeds from the sale of the Notes solely for the purposes specified in the summary of sources and uses provided pursuant to Section 5.1(p).

Section 4.15 Margin Securities. The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin securities, and no part of the proceeds realized from the sale of the Notes will be used to buy or carry any such margin securities or be used in a manner inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.16 No Investment Company. The Company is not an “investment company,” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.17 Securities Laws. Neither the Company nor any agent on its behalf has offered or will offer to sell all or any of the Notes, or solicited any offers to acquire any of the Notes from, or otherwise approached or negotiated or communicated in respect of any of the Notes with, any Person so as thereby to bring the delivery of the Notes within the registration requirements of the Securities Act of 1933, as amended.

Section 4.18 ERISA Compliance. The provisions of each Plan comply in all material respects with all applicable requirements of ERISA, and no Related Party has incurred any “accumulated funding deficiency” within the meaning of ERISA which is material, or has incurred any material liability to PBGC, in connection with any Plan. No Related Party participates in any multi-employer pension plan.

Section 4.19 OSHA Compliance. Each Related Party has conducted its business so as to comply in all material respects with the requirements of OSHA.

Section 4.20 ADA Compliance. Each Related Party is in compliance in all material respects with the requirements of ADA.

Section 4.21 Employee Relations. Each Related Party has complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees and the payment of premiums and/or benefits under applicable workers’ compensation laws. Except as described in Schedule 4.21, no employees of any Related Party are parties to a collective bargaining agreement, nor is any union organizing activity pending or, to the best of its knowledge, threatened. No Related Party has experienced any work stoppage or other material labor difficulty during the past five years.

Section 4.22 Environmental Protection. Each Related Party has obtained all permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) except where the failure to obtain such permits, licenses and authorizations could not reasonably be expected to have a Material Adverse Effect. Each Related Party is in full compliance with all terms and conditions of such required permits, licenses and authorizations and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any plan, order, decree, judgment or notice except where failure to be in compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or material liability to any Related Party. The Company is further not aware of, nor has any Related Party received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance or which may give rise to any material liability under any Environmental Laws or the common law.

Section 4.23 Insurance. Each Related Party has been and is insured by financially sound and reputable insurers with respect to its property and the conduct of its business in such amounts and against such risks as is sufficient for its business and compliance with law. All policies of insurance are currently in full force and effect, and no notice of cancellation or termination has been received by any Related Party with respect to any such policies. All premiums due and payable on such policies have been paid. Schedule 4.23 to this Agreement correctly sets forth a complete list and description of all policies of insurance currently maintained by the Related Parties.

Section 4.24 Solvency.

(a) The fair saleable value of the assets of each Related Party will, immediately following the sale of the Notes on the Closing Date and the other transactions contemplated in connection therewith, exceed the amount of its existing debts and other liabilities (including Contingent Obligations).

(b) None of the Related Parties has, or will have immediately following the sale of the Notes and the other contemplated transactions on the Closing Date, unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

(c) None of the Related Parties has incurred and none intends to incur debts beyond its ability to pay as they mature.

Section 4.25 Intellectual Property. Each of the Related Parties possesses adequate assets, licenses, permits, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names, governmental approvals or other authorizations or other rights that are necessary for such Related Party to continue to conduct its business as heretofore conducted by it and all such licenses, permits, patents, patent applications, registered copyrights, service marks, trademarks, trademark applications, trade styles and trade names, governmental approvals or other authorizations or other rights are listed on Schedules A and B to the Security Agreement - Intellectual Property, except for immaterial licenses, permits, and governmental approvals and authorizations. There are no pending or, to the knowledge of the Company, threatened suits, claims, proceedings or other actions challenging any Related Party’s title to or right to use such intellectual property.

Section 4.26 Equity Documents. The representations and warranties made by the Company in the Equity Documents are true and correct in all material respects, may be relied upon by the Note Purchaser, and are in addition to and not in lieu of any representations or warranties set forth herein.

Section 4.27 No Payments Not in the Ordinary Course Since December 31, 2003, the Company has not made any payment to any Person other than in the ordinary course of its business, except for payments in the aggregate not exceeding One Hundred Thousand Dollars ($100,000).

Section 4.28 Trade Relations; Resin Supply Agreement.

(a) There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any of the Related Parties and any customer or any group of customers whose purchases individually or in the aggregate are material to such Related Party, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely such Related Party or prevent such Related Party from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

(b) The Company has delivered to the Note Purchaser a true and correct copy of the Resin Supply Agreement. The Resin Supply Agreement is a legal, valid and binding agreement in full force and effect and is enforceable against the parties thereto in accordance with its terms. The Company has not waived or assigned to any other Person any of its rights thereunder. The Company and, to the knowledge of the Company, the supplier under the Resin Supply Agreement have substantially performed all obligations required to be performed by them to date, and are not in default in any material respect, under the Resin Supply Agreement.

Section 4.29 SEC Reports. The Company has filed all reports required to be filed by it pursuant to Section 13 or Section 15(d) of the Exchange Act within the last 12 months on a timely basis or has received a valid extension of time of filing. The Company’s most recently filed Annual Report on Form 10-K and each Quarterly Report on Form 10-Q and Current Report on Form 8-K filed thereafter complied as to form in all material respects with the rules and regulations of the Securities and Exchange Commission on the dates of filing and, as of such dates, did not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

V. CLOSING CONDITIONS

The Note Purchaser’s obligation to purchase the Notes shall, unless waived by the Note Purchaser, be subject to the satisfaction, prior to or concurrently with the Note Purchaser’s purchase of the Notes, of the following conditions:

Section 5.1 Documents Required for the Closing. The Company shall have delivered to the Note Purchaser the following:

(a) Notes having the characteristics described in Article III hereof, duly executed by the Company;

(b) the Security Agreement and the Security Agreement - Intellectual Property, each duly executed by the Company;

(c) the Financing Statements;

(d) the Senior Subordination Agreement, duly executed by the parties thereto;

(e) the Junior Subordination Agreement, duly executed by the parties thereto;

(f) the Management Fee Subordination Agreement, duly executed by the parties thereto;

(g) a certificate dated the Closing Date, signed by a Responsible Officer of the Company in form and substance satisfactory to the Note Purchaser and its counsel, certifying that the conditions specified in Sections 5.2 and 5.3 have been fulfilled and that no Default or Event of Default hereunder has occurred as of such date;

(h) a certificate dated the Closing Date, signed by the secretary or an assistant secretary of the Company in form and substance satisfactory to the Note Purchaser and its counsel, (i) certifying resolutions duly adopted by the Board of Directors of the Company authorizing the execution of this Agreement, the Notes, the other Note Documents to which it is a party, the Equity Documents and all of the other transactions to be consummated pursuant thereto, (ii) certifying the names and incumbency of the officers of the Company who are empowered to execute the foregoing documents for and on behalf of the Company, (iii) certifying the authenticity of copies of the Articles or Certificate of Incorporation and Bylaws of the Company, and (iv) certifying the continued good standing of the Company, as evidenced by reasonably current Certificates of Good Standing, in the State of Minnesota and all other jurisdictions in which it is qualified to conduct business;

(i) a written opinion of the law firm of Fredrikson & Byron, P.A., legal counsel for the Company, dated as of the Closing Date and addressed to the Note Purchaser acceptable to the Note Purchaser and its legal counsel;

(j) a copy of the Senior Credit Agreement and all other documents evidencing or securing the Senior Debt;

(k) copies of all other documentation evidencing material Indebtedness of any Related Party including the Senior Subordinated Note Purchase Agreement;

(l) the Equity Documents, duly executed by the parties thereto;

(m) a reasonably current lien and judgment search (at both state and county levels in each jurisdiction where any of the Related Parties is qualified to conduct business or owns material assets) confirming, except for Permitted Liens, the absence of any judicial liens, security interests, tax liens or similar such liens affecting any of the Collateral;

(n) documents, in form acceptable to the Note Purchaser, evidencing the obtaining of all releases, consents or approvals to the transactions listed on Schedule 4.5 hereto;

(o) a certificate executed by a Responsible Officer of the Company, certifying that (i) the proceeds from the sale of the Notes have been applied in the manner specified in Section 4.14; and (ii) the conditions set forth in Sections 5.6 and 5.7 have been satisfied;

(p) a complete and accurate summary of the sources and uses (including a description in reasonable detail of the transaction fees and expenses to be paid by the Company and other Related Parties) of all debt and equity funds provided at the Closing;

(q) wire transfer instructions to Note Purchaser regarding the payment of the purchase price of the Notes;

(r) a solvency certificate executed by a Responsible Officer of the Company in a form acceptable to the Note Purchaser;

(s) true and correct copies of the Environmental Audits, together with a letter authorizing the Note Purchaser to rely thereon;

(t) proof of adequate property and liability insurance coverage (consisting of duly issued policies of insurance or binders) on all of the properties and business operations of the Company which certificates shall be on ACORD Form 27 and shall name the Note Purchaser as a loss payee with respect to property insurance and as an additional insured with respect to liability insurance;

(u) copies of any appraisals of fixed or other assets constituting Collateral delivered to Agent or any of the Senior Creditors;

(v) pay-off letter or comparable documents from the holders of the Existing Subordinated Debt in form and substance satisfactory to the Note Purchaser;

(w) acknowledgement from the Spell Group that it has read the definition of “Change of Control” and understands that a Change of Control would constitute an Event of Default under this Agreement;

(x) a copy of the Borrowing Base Certificate (as defined in the Senior Credit Agreement) delivered to the Senior Creditors on the Closing Date;

(y) evidence of the dissolution of Mid-States Plastics, Inc. and the distribution of its assets to the Company and evidence of the merger of Extrusion Technologies, Inc. with and into the Company;

(z) such additional financial information as the Note Purchaser may reasonably require, including a current fiscal year operating budget and the most recent auditor’s management letter; and

(aa) such other instruments, documents, certificates and opinions and other evidence as the Note Purchaser may reasonably request, including personal and/or professional references, in form and substance satisfactory to it and its counsel, with respect to the transactions to be consummated pursuant hereto.

Section 5.2 Representations and Warranties True. The representations and warranties contained in Article IV shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

Section 5.3 Compliance with this Agreement. The Company shall have performed all of its agreements contained herein and there shall exist no Default or Event of Default hereunder.

Section 5.4 Proceedings Satisfactory. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident to such transactions shall be satisfactory in form and substance to the Note Purchaser and its counsel.

Section 5.5 Payment of Closing Expenses. The Company shall pay at Closing Note Purchaser’s due diligence and closing fees in the amount specified in the proposal letter dated September 1, 2004, and reimburse Note Purchaser for its out-of-pocket expenses in full satisfaction of all remaining liability the Company may have for any closing, commitment and due diligence fees owed to Note Purchaser, and shall have paid any then-outstanding legal fees and out-of-pocket expenses of Note Purchaser’s legal counsel (both external legal counsel and in-house counsel). Any outstanding closing, commitment and due diligence fees shall be payable to Churchill Capital, Inc.

Section 5.6 Funding of Senior Debt; Excess Availability Under Revolving Line of Credit; Other Indebtedness. The Senior Creditors shall have made available a revolving credit facility in the amount of One Hundred Million Dollars ($100,000,000), with a 5-year term, all pursuant to the Senior Credit Agreement. Following the application of funds drawn on the revolving line of credit established by the Senior Credit Agreement and reserving an adequate amount for the next scheduled payment under the Resin Supply Agreement, as of the Closing, the amount of Availability shall be at least Twelve Million Dollars ($12,000,000) and the aggregate outstanding principal amount of the Indebtedness outstanding under such revolving credit facility shall not exceed Eighty Million Dollars ($80,000,000). The Company and its Subsidiaries shall have no other Indebtedness outstanding at Closing except for the Indebtedness under the Senior Subordinated Note Purchase Agreement and Capitalized Lease Obligations in an aggregate amount not to exceed $18,000,000.

Section 5.7 Closing EBITDA. Evidence satisfactory to the Note Purchaser that EBITDA of the Company and its consolidated Subsidiaries (excluding PW Poly) for the seven month period ending July 31, 2004 was at least $13,000,000.

VI. AFFIRMATIVE COVENANTS

The Company hereby covenants as follows:

Section 6.1 Payment of Notes. The Company will punctually pay or cause to be paid the principal of and interest on the Notes at the times and places and in the manner specified in the Notes.

Section 6.2 Financial Reporting. The Company will furnish to the Note Purchaser and each holder of a Note copies of the following financial statements, reports and information:

(a) not later than 90 days after the close of each fiscal year of the Company, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of the Related Parties as of the end of and for such year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by the Company but acceptable to the Note Purchaser and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

(b) not later than 30 days after the end of each month hereafter, including the last month of the Company’s fiscal year, unaudited interim financial statements of the Related Parties as of the end of such month and for the portion of the fiscal year then elapsed, on a consolidating and Consolidated basis, certified by the chief financial officer of the Company as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of the Related Parties as of the end of such month and for such period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(c) together with each delivery of financial statements pursuant to clause (a) of this Section 6.2 and clause (b) of this Section 6.2 for the months of March, June, September and December, a management report (1) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent budget for the current fiscal year delivered pursuant to clause (e) of this Section 6.2 and (2) identifying the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of the Company to the effect that such information fairly presents in all material respects the results of operation and financial condition of the Company and its Subsidiaries as at the dates and for the periods indicated;

(d) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which the Company has made available to its securities holders and copies of any regular, periodic and special reports or registration statements which any of the Related Parties files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange or national market system;

(e) as soon as available and in any event no later than thirty (30) days prior to the last day of each fiscal year, annual and monthly budgets, forecasts and pro forma cash flow projections developed by the Related Parties for their next succeeding fiscal year;

(f) promptly with the sending or filing thereof, copies of all reports and documents that any Related Party sends or provides to any of its material creditors, including, without limitation, all information provided to the Senior Creditors pursuant to Sections 8.1.3 and 8.1.4 of the Senior Credit Agreement, whether upon such creditors’ request or otherwise and, to the extent such are within the possession or control of any Related Party, copies of all reports, audits and work papers, prepared by or for its creditors, or their designees, whether during the course of a periodic audit or otherwise, which examine the loans, collateral, controls, policies or procedures of any Related Party;

(g) immediately upon the receipt thereof from any creditor, including, without limitation, any Senior Creditor or the Agent, copies of any notices of default, copies of any appraisals or audits of any property constituting Collateral or other material correspondence or information pertaining to any material credit facilities maintained by any Related Party;

(h) upon request from Note Purchaser, a true and correct copy of the Related Parties’ consolidated federal and state income tax returns as filed and all schedules thereto; and

(i) such other information with respect to the financial condition and operations of the Related Parties as the Note Purchaser may request and, when requested to do so, will make available for inspection by duly authorized representatives of the Note Purchaser any of their respective books and records and will furnish the Note Purchaser any information regarding their business affairs and financial condition after written request therefor.

Section 6.3 Payment of Taxes and Claims.

The Company will, and will cause each of the Related Parties to, duly pay and discharge, as the same become due and payable, all taxes, assessments and governmental and other charges, levies or claims levied or imposed, which are, or which if unpaid might become, a Lien or charge upon the properties, assets, earnings or business of any Related Party; provided, however, that nothing contained in this Section 6.3 shall require the Related Parties to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge, levy or claim so long as the Company or its Subsidiaries in good faith shall contest the validity thereof and shall set aside on its books adequate reserves in accordance with GAAP with respect thereto. In the event the Company fails to satisfy its obligations under this Section 6.3, the Note Purchaser or any holder of a Note may but is not obligated to satisfy such obligations in whole or in part and any payments made and expenses incurred in doing so shall constitute Obligations and shall be paid or reimbursed by the Company.

Section 6.4 Maintenance of Existence and Properties; Inspection.

(a) Existence and Rights. The Company will and will cause each other Related Party at all times to do all things necessary to maintain, preserve and renew its corporate charter and its rights, patents and franchises; provided, however, that nothing contained in this Section 6.4(a) shall (i) require any Related Party to maintain, preserve or renew any right, patent or franchise not necessary or desirable in the conduct of the business of the Related Parties, or (ii) prevent the termination of the corporate existence of any Subsidiary if in the opinion of the Board of Directors of the Company such termination is not disadvantageous to the holders of the Notes.

(b) Maintenance of Corporate Offices. Except upon thirty (30) days prior written notice to the Note Purchaser, the Company will at all times maintain its corporate offices at the address specified in Section 10.4 hereof to which notices, presentations and demands to or upon the Company in respect of a Note may be given or made, and at which the Company shall maintain a register for the Notes.

(c) Notices. The Company will as soon as practicable give written notice to the Note Purchaser of:

(i) any litigation, arbitration or governmental investigation or proceeding, which has been instituted or, to the knowledge of the Company, is threatened against any Related Party, or its properties which:

(A) if determined adversely to such Related Party could reasonably be expected to have a Material Adverse Effect; or

(B) relates to this Agreement or any document executed pursuant hereto; or

(ii) any event having or which would reasonably be expected to have a Material Adverse Effect, including any materially adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Company to the Note Purchaser.

In addition, the Company will send to the Note Purchaser a copy of all notices delivered to Agent or the Senior Creditors pursuant to Sections 8.1.2 or 8.1.3 of the Senior Credit Agreement, simultaneously with the delivery thereof under such Senior Credit Agreement.

(d) Insurance. The Company will provide or cause to be provided for itself and the other Related Parties insurance against loss or damage of the kinds customarily insured against by corporations similarly situated, with reputable insurers, in such amounts, with such deductibles and by such methods as shall be adequate, and in any event in amounts not less than amounts generally maintained by other companies engaged in similar businesses. The Company shall further promptly provide to the Note Purchaser copies of all material notices received from or sent to any of the insurers of any Related Party together with copies of all material correspondence related to such insurance.

(e) Financial Records. The Company will and will cause each other Related Party to keep true books of records and accounts in which full and correct entries will be made of all its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP (subject to customary and reasonable year-end adjustments).

(f) Compliance with Law. The Company will and will cause each other Related Party to comply with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, foreign countries, states and municipalities and of any governmental department, commission, board, regulatory authority, bureau, agency, and instrumentality of the foregoing, and of any court, arbitrator or grand jury, in respect of the conduct of their respective businesses and the ownership of their properties, except such as are being contested in good faith or where failure to comply could not reasonably be expected to have a Material Adverse Effect.

(g) Inspection. The Company will and will cause each other Related Party to permit representatives of the Note Purchaser, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the properties of each Related Party.

Section 6.5 Financial Covenants. The Company (on a consolidated basis) will comply with the financial covenants set forth on Schedule 6.5 attached hereto.

Section 6.6 Delivery of Certificates.

(a) Compliance Certificate. The Company shall furnish to the Note Purchaser at the time it delivers each set of financial statements required by Sections 6.2(a) and 6.2(b) hereof a Compliance Certificate in substantially the form of Schedule 6.6 hereto, duly executed by a Responsible Officer of the Company, which shall (i) in the case of Compliance Certificates delivered for March, June, September and December of each year, set forth in reasonable detail the computations necessary to determine whether the Company is in compliance with the financial covenants contained in Section 6.5 hereof and Schedule 6.5 hereto; (ii) certify that the representations and warranties set forth in Article IV hereof remain true and correct in all material respects (except to the extent such representations and warranties (x) expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, or (y) are not true and correct due to events or conditions, the occurrence or existence of which are not prohibited by this Agreement or any other Note Document and which do not, in and of themselves, constitute a Default or an Event of Default); (iii) certify that no Event of Default has occurred and is continuing, or, if an Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Company has taken and proposes to take with respect thereto; and (iv) include a true and correct copy of all minutes of meetings of the shareholders and the Board of Directors of the Company, or written actions of the shareholders and the Board of Directors, pertaining to meetings conducted or actions taken during the reporting period.

(b) Accountants’ Certificate. The Company shall furnish to the Note Purchaser at the time it delivers each set of financial statements required by Sections 6.2(a) a certificate of its certified public accountants certifying to the Note Purchaser that, based upon their examination of the financial statements of the Related Parties performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof.

Section 6.7 Notice of Default. In addition to any other reporting requirements set forth in this Agreement, the Company shall have an immediate obligation to report to the Note Purchaser the occurrence of any Default or Event of Default of which it becomes aware and the action which the Company proposes to take with respect thereto.

Section 6.8 Board Observation Rights. The Company will permit one representative of each holder of a Note (each, an “Observer”) to attend all meetings of the board of directors of the Company and the board of directors of each Subsidiary of the Company (whether in person, telephonic or other) in a non-voting, observer capacity and shall provide to each Observer concurrently with the members of such board, and in the same manner, notice of such meeting and a copy of all materials provided to such board members. The Company agrees to pay all out-of-pocket expenses reasonably incurred by each Observer associated with attending such meetings.

Section 6.9 Information Meetings. Upon Note Purchaser’s request, the Company will participate and will use its best efforts to cause key management personnel and knowledgeable personnel of the Company and its Subsidiaries to participate in a meeting with Note Purchaser, which meeting shall be held during normal business hours and at such place as may be reasonably requested by Note Purchaser, to discuss, among other things, operational performance, strategy, business issues and any other matters requested by Note Purchaser. The Company agrees to pay all out-of-pocket expenses reasonably incurred by the Note Purchaser associated with attending such meetings.

Section 6.10 Monitoring of Control. The Company shall reimburse the Note Purchaser for the expenses associated with engaging a service acceptable to the Note Purchaser to monitor filings pursuant to Section 16 of the Exchange Act with respect to the Company.

Section 6.11 Further Assurances.

(a) General. Promptly upon request by the Note Purchaser, the Company shall (and shall cause any other Related Party to) take such additional actions as the Note Purchaser may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Note Documents, (ii) to subject to the liens created by any of the Security Documents, any of the properties, rights or interests covered by any of the Security Documents, (iii) to perfect and maintain the validity, effectiveness and relative priority of any of the Security Documents and the liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Note Purchaser the rights from time to time granted to the Note Purchaser under this Agreement or any of the other Note Documents.

(b) Real Property. If the Company or any Subsidiary shall acquire at any time or times hereafter any fee simple interest in other real property, the Company shall or shall cause its Subsidiary to promptly execute and deliver to the Note Purchaser, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to the Note Purchaser and its counsel (herein collectively referred to as “New Mortgages”) covering such real property. The New Mortgages shall be duly recorded (at the Company’s expense) in each office where such recording is required to constitute a valid Lien on the real property covered thereby. In respect to any New Mortgage, the Company shall deliver to the Note Purchaser, at the Company’s expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to the Note Purchaser, which policies shall be in form and substance reasonably satisfactory to the Note Purchaser and shall insure a valid Lien in favor of the Note Purchaser on the property covered thereby, subject only to Permitted Liens and those other exceptions reasonably acceptable to the Note Purchaser and its counsel. The Company shall also deliver to the Note Purchaser such other usual and customary documents, including, without limitation, ALTA Surveys of the real property described in the New Mortgage, as the Note Purchaser and its counsel may reasonably request relating to the real property subject to the New Mortgages.

(c) Subsidiaries. The Company shall cause each of its Subsidiaries to guarantee the Obligations and to grant to the Note Purchaser a Lien in all of such Subsidiary’s property to secure such guaranty, subject only to Permitted Liens. Furthermore and except as otherwise approved in writing by the Note Purchaser, the Company shall pledge, or cause its Subsidiaries to pledge, the stock or other equity interest of each of its Subsidiaries to the Note Purchaser to secure the Obligations, subject only to Permitted Liens.

(d) Senior Liens. Without limiting the generality of the foregoing, the Company shall cause each other Related Party to grant a Lien in favor of the Note Purchaser in any property, real, personal or mixed, which secures the Senior Debt.

Section 6.12 Post-Closing Matters

(a) Mortgages. No later than 10 days after the Closing Date, the Company shall execute and deliver to the Note Purchaser Mortgages reasonably satisfactory in form and substance to the Note Purchaser and its counsel covering the Owned Real Property listed on Schedule 1.1(c). The Mortgages shall be duly recorded (at the Company’s expense) in each office where such recording is required to constitute a valid lien on the real property covered thereby. In respect of any Mortgage, the Company shall deliver to the Note Purchaser, at the Company’s expense:

(A) the Title Policies;

(B) such other usual and customary documents, including, without limitation, ALTA surveys of the real property described in the Mortgages, as the Note Purchaser and its counsel may reasonably request relating to the real property subject to the Mortgages; and

(C) written opinions of special California, West Virginia and Missouri counsel to the Company, addressed to the Note Purchaser and acceptable to the Note Purchaser and its legal counsel.

(b) Lessor’s Agreements. No later than 30 days after the Closing Date, the Company shall deliver the Lessor’s Agreements, duly executed by the Lessors.

VII. NEGATIVE COVENANTS

Unless the prior written consent of the Note Purchaser is received, the Company hereby covenants to comply with the following:

Section 7.1 Restrictions on Sale of Assets, Consolidations and Mergers, Investments, Real Property.

(a) Sale of Assets. Except as set forth in Schedule 7.1(a), the Company will not and will not permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of its assets other than current assets sold in the ordinary course of business, except (w) sales of operating assets for fair value all or substantially all the net proceeds of which are used by the Company (i) to purchase similar operating assets, or (ii) to prepay the Senior Debt or the Obligations hereunder, (x) dispositions of obsolete or unusable equipment, (y) transfers of assets to the Company by a Subsidiary, or (z) dispositions of the outstanding capital stock of PW Poly in the PW Poly Spinoff. Except as set forth in Schedule 7.1(a), the Company will also not sell or transfer or permit any of its Subsidiaries to sell or transfer any of its assets in order concurrently or subsequently to lease as lessee the same assets. The Company will further not sell, assign, discount or dispose of any accounts receivable, except in the ordinary course of business.

(b) Consolidations and Mergers. The Company will not and will not permit any of its Subsidiaries to consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it; provided, however, that a Subsidiary may consolidate with or merge into the Company or a wholly owned Subsidiary.

(c) Investments. The Company will not and will not permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination, or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(A) Investments in cash and Cash Equivalents;

(B) extensions of credit by the Company to any of its wholly owned Subsidiaries provided the obligations of each obligor shall be evidenced by notes, which notes shall be pledged to the Note Purchaser, and have such other terms as the Note Purchaser may reasonably require; and

(C) Investments by the Company, to the extent existing on the Closing Date, in the Subsidiaries and, prior to the PW Poly Spinoff, Investments by the Company in PW Poly; and

(D) other Investments existing on the date hereof and listed on Schedule 7.1(c) hereto.

Section 7.2 Indebtedness.

(a) Permitted Indebtedness. The Company will not and will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness for borrowed money after the date of this Agreement except for (i) the Obligations; (ii) the Senior Debt; (iii) Indebtedness of the Company pursuant to the Senior Subordinated Note Purchase Agreement; (iv) Indebtedness of any Subsidiary of the Company to the Company; (v) accounts payable to trade creditors and current operating expenses (other than for Funded Debt) which are not aged more than 30 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings and the Company or such Subsidiary shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by the Company or such Subsidiary and its independent accountants; (vi) obligations to pay Rentals permitted by Section 7.17; (vii) Permitted Purchase Money Indebtedness; (viii) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; (ix) Indebtedness under Capitalized Leases listed on Schedule 7.2; (x) Indebtedness incurred in connection with performance bonds, workmen’s compensation bonds or the like; (xi) Indebtedness under the leases of the Company’s manufacturing plants at 2220 Nugget Way, Eugene, Oregon and at 101 East Avenue M, Conroe, Texas; (xii) Indebtedness under the leases of real property at 2150 Port of Tacoma Road, Tacoma, Washington, 8875 Avenue 304 Visalia, California and 1820 Midvale Road, Sunnyside, Washington; (xiii) Indebtedness under the Sale and Leaseback Documents; (xiv) Indebtedness incurred pursuant to the ETI Subordinated Note; and (xv) Indebtedness not included in paragraphs (i) through (xiv) above which does not exceed at any time, in the aggregate, the sum of $1,000,000.

(b) Senior Debt. Without the consent of the Note Purchaser, the Company will not modify the terms of the Senior Debt as to the amount of principal, rate of interest, fees and prepayment penalties, if any, or change the maturity or amortization thereof, except to the extent permitted under the Senior Subordination Agreement. Without the consent of the Note Purchaser, the Company will not modify the terms of the Indebtedness under the Senior Subordinated Note Purchase Agreement, except to the extent permitted under the Junior Subordination Agreement. Further, if any amendment to the Senior Credit Agreement or the Senior Subordinated Note Purchase Agreement has the effect of making any covenant or Event of Default therein more restrictive, the Company and the Note Purchaser shall, at the Note Purchaser’s request, make a substantially similar amendment to this Agreement (it being understood that any such amendments to financial or numerical covenants contained in the Senior Credit Agreement shall be made proportionately, as nearly as possible, to the equivalent financial or numerical covenants contained in this Agreement). If, in connection with an amendment to the Resin Supply Agreement, the Senior Credit Agreement is amended to make the Minimum Interest Coverage Ratio or Minimum EBITDA set forth in Schedule 8.3 to the Senior Credit Agreement less restrictive, the Company and the Note Purchaser will make a proportionate amendment to the financial covenants set forth in paragraphs (a) and (b) of Schedule 6.5. Should the Senior Credit Agreement be extended beyond its original term or should the Company at any time seek to refinance the Senior Credit Agreement, the consent of the Note Purchaser shall in either event be obtained prior to such extension or refinancing.

Section 7.3 Liens and Encumbrances. The Company will not cause or permit any of its property (including but not limited to the capital stock of any Subsidiary) or the property of any

Subsidiary, in each case whether such property is now owned or hereafter acquired, to be subject to any Lien, except Permitted Liens.

Section 7.4 Contingent Obligation. The Company will not and will not permit any of its Subsidiaries to make or become or be liable in respect of any Contingent Obligation except to the extent permitted hereby.

Section 7.5 Restrictions on Dividends and Distributions.

(a) The Company will not and will not permit any of its Subsidiaries to (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, partnership interests, membership interests or other equity securities, (ii) purchase, redeem or otherwise acquire for value any shares of its capital stock, partnership interests, membership interests or other equity securities or any warrants, rights or options to acquire such shares, interests or securities now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Indebtedness subordinated to the Notes except, as permitted by the applicable subordination agreement.

(b) Notwithstanding the foregoing, (i) the Company may effect the PW Poly Spinoff; (ii) the Company may make repurchases of its common stock from its stockholders or may pay dividends on its common stock not in excess of an aggregate amount of $500,000 during any fiscal year or $125,000 in any fiscal quarter, in each case, provided (v) the Company shall have Availability over the 60 days prior to such repurchase or dividend, on average, and immediately after giving effect to any such repurchase or dividend, of at least $10,000,000, (w) the Fixed Charge Coverage Ratio for the most recently ended twelve month period equals or exceeds 1.10 to 1; (x) EBITDA for the most recently ended twelve month period equaled or exceeded $15,000,000, (y) the Company’s total Funded Debt as of the last day of the most recently ended fiscal month equals or is less than $100,000,000, and (z) no Default or Event of Default shall have occurred and be continuing; (iii) the Company may make repurchases of its common stock from its stockholders or may pay dividends on its common stock not in excess of an aggregate amount of $1,000,000 during any fiscal year or $250,000 in any fiscal quarter, in each case, provided (v) the Company shall have Availability over the 60 days prior to such repurchase or dividend, on average, and immediately after giving effect to any such repurchase or dividend, of at least $13,000,000, (w) the Fixed Charge Coverage Ratio for the most recently ended twelve month period equals or exceeds 1.10 to 1; (x) EBITDA for the most recently ended twelve month period equaled or exceeded $20,000,000, (y) the Company’s total Funded Debt as of the last day of the most recently ended fiscal month equals or is less than $80,000,000, and (z) no Default or Event of Default shall have occurred and be continuing; (iv) the Company may make repurchases of its common stock from its stockholders or may pay dividends on its common stock not in excess of an aggregate amount of $2,000,000 during any fiscal year or $500,000 in any fiscal quarter, in each case, provided (v) the Company shall have Availability over the 60 days prior to such repurchase or dividend, on average, and immediately after giving effect to any such repurchase or dividend, of at least $17,000,000, (w) the Fixed Charge Coverage Ratio for the most recently ended twelve month period equals or exceeds 1.10 to 1; (x) EBITDA for the most recently ended twelve month period equaled or exceeded $25,000,000, (y) the Company’s total

Funded Debt as of the last day of the most recently ended fiscal month equals or is less than $62,000,000, and (z) no Default or Event of Default shall have occurred and be continuing; (v) the Company may make repurchases of its common stock from its stockholders or may pay dividends on its common stock not in excess of an aggregate amount of $4,000,000 during any fiscal year or $1,000,000 in any fiscal quarter, in each case, provided (v) the Company shall have Availability over the 60 days prior to such repurchase or dividend, on average, and immediately after giving effect to any such repurchase or dividend, of at least $20,000,000, (w) the Fixed Charge Coverage Ratio for the most recently ended twelve month period equals or exceeds 1.25 to 1; (x) EBITDA for the most recently ended twelve month period equaled or exceeded $25,000,000, (y) the Company’s total Funded Debt as of the last day of the most recently ended fiscal month equals or is less than $50,000,000 and (z) no Default or Event of Default shall have occurred and be continuing; and (vi) the Company may repurchase the Warrants or the Warrant Shares (as defined in the Warrant Agreement).

Section 7.6 Organizational Documents. The Company will not agree to, or suffer to occur, any amendment, supplement or addition to its or any of its Subsidiaries’ charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.

Section 7.7 Capital Expenditures. The Company will not make or permit any of its Subsidiaries to make any Capital Expenditure (including, without limitation, by way of capitalized leases) for any fiscal year that exceed in the aggregate the amount set forth opposite such fiscal year in the following schedule:

Fiscal Year Ending	Permitted Capital Expenditure
December 31, 2004 and each December 31 thereafter	$2,000,000

Notwithstanding the foregoing, if (x) the Company’s EBITDA for a fiscal year was $17,000,000 or more, then for such fiscal year permitted Capital Expenditures shall be increased to $4,000,000 and the Capital Expenditures Carryover (as defined below) shall be increased to $1,500,000 and (y) if for any fiscal year the Company incurs less than the maximum amount of Capital Expenditures permitted hereunder (such difference is hereinafter referred to as the “Capital Expenditure Carryover”), then Capital Expenditures incurred within the first six months of the next fiscal year up to an amount equal to the lesser of $750,000 (or $1,500,000 as provided above) or the Capital Expenditure Carryover, shall be treated, for purposes of this Section 7.7 as incurred in the prior fiscal year.

Section 7.8 Change in Business. The Company will not engage, directly or indirectly, in any business other than its business as described in Schedule 4.6 hereto.

Section 7.9 Intentionally Omitted.

Section 7.10 Transactions with Affiliates. The Company will not and will not permit any of its Subsidiaries to enter into or continue in effect any transaction with any Affiliate of the Company or any member of the Spell Group nor with any officer or employee of the Company, its Subsidiaries or any Affiliate of the Company except transactions upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s length transaction with a Person not an Affiliate of the Company; provided that the foregoing shall not prohibit transactions between or among the Company and any wholly owned domestic Subsidiary that has guaranteed the Notes. Further, the Company will not pay any management, consulting or similar fees to any Affiliate of the Company, including, without limitation, any member of the Spell Group, or to any officer, director or employee of the Company or any of its Subsidiaries or any Affiliate of the Company except (a) payment of reasonable compensation to officers and employees for actual services rendered to the Company and its Subsidiaries in the ordinary course of business, (b) payment of director fees in an aggregate amount not to exceed $90,000 per year; (c) payment of consulting fees with respect to the consulting agreements identified on Schedule 7.10 hereto and (d) payments of management fees to Spell Capital Partners LLC in an amount not to exceed $624,000 per year payable no less frequently than quarterly as permitted by the Management Fee Subordination Agreement; provided that (x) no payment referred to in clause (b), (c) or (d) above may be paid at any time there exists a Default or Event of Default hereunder or a Default or Event of Default would result from such payment and (y) the amount payable to any Person under any agreement identified on Schedule 7.10 hereto shall not be increased in excess of the amount payable to such Person under such agreement as it exists on the Closing Date. The Company shall not enter into any consulting agreements with any Affiliate of the Company after the Closing Date. In the event that the Company or any of its Subsidiaries provides goods or services to PW Poly, such party shall charge PW Poly going-market rates for such goods and services and shall not permit amounts owing from PW Poly for such goods and services to be outstanding for more than 30 days. In no event shall the Company or its Subsidiaries advance cash to PW Poly, whether by inter-company loan or otherwise.

Section 7.11 Tax Returns. The Company will not file a consolidated tax return with any Person other than its Subsidiaries and, with respect to periods prior to the consummation of the PW Poly Spinoff, PW Poly.

Section 7.12 Fiscal Year; Accounting Practices. The Company will not change its fiscal year or alter in any material respect the accounting practices of the Company and its Subsidiaries for revenue recognition, inventory costing or other fundamental accounting function of its business.

Section 7.13 Inconsistent Agreements. The Company will not and will not permit any of its Subsidiaries to enter into any agreement containing any provision which would be violated or breached by any borrowing by the Company hereunder or by the performance by the Company of its Obligations hereunder or under any document executed pursuant hereto.

Section 7.14 Securities of Subsidiaries. The Company will not permit any securities of any of its Subsidiaries to be owned by any Person other than the Company, except for director’s qualifying securities.

Section 7.15 [Intentionally Omitted.]

Section 7.16 Negative Pledges. The Company will not enter into or permit any Subsidiary to enter into any agreement limiting the ability of the Company or any of its Subsidiaries to voluntarily create Liens upon any of its property.

Section 7.17 Leases. The Company will not become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which the Company or any of its Subsidiaries is lessor) of property if the aggregate Rentals payable during any current or future period of 12 consecutive months under the lease in question and all other operating leases under which the Company or any of its Subsidiaries is then lessee would exceed One Million Five Hundred Thousand Dollars ($1,500,000). Lease payments made with respect to the Sale and Leaseback Transaction are capital lease payments not operating lease payments. The term “Rentals” means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

VIII. EVENTS OF DEFAULT

Section 8.1 Events of Default. An “Event of Default” shall exist if any of the following occurs and is continuing:

(a) Default shall be made by the Company (i) in a payment of principal or interest (including any required payment of Deferred Interest) on any Note when and as the same shall become due and payable by acceleration or otherwise or (ii) on any other payment obligation of any nature pursuant to this Agreement, any Note or any of the Security Documents after the same shall become due and payable; or

(b) Default shall be made in the performance or observance of any covenant, condition, undertaking or agreement contained in this Agreement or any other Note Document or any of the Equity Documents, and such default shall continue for thirty (30) days without being cured after the earlier to occur of the Company’s receipt of notice of such breach from the Note Purchaser or the date an officer of the Company otherwise has knowledge of the occurrence thereof, provided, however, that no grace period shall apply to a breach of the Company’s obligations under any of Sections 6.2, 6.5, 6.6, 6.9, 6.11 or Article VII (except with respect to the covenant set forth in paragraph (c) of Schedule 6.5); provided further, however, that the Company shall have a ten (10) day grace period in which to cure a breach of the covenant set forth in paragraph (c) of Schedule 6.5; or

(c) Any warranty, representation or other statement contained in this Agreement, the Notes or any other Note Document or any of the Equity Documents, or in any instrument furnished in compliance with or in reference hereto or thereto, shall be false or misleading in any material respect at the time made or reaffirmed; or

(d) The Company or any other Related Party shall: (i) file a petition seeking relief for itself under the United States Bankruptcy Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert, a petition filed against it seeking relief under the United States Bankruptcy Code, as now constituted or hereafter amended; or (ii) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country having jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

(e) An order for relief shall be entered against the Company or any other Related Party under the United States Bankruptcy Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging it bankrupt or insolvent under, or ordering relief against it under, or approving a properly filed petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States or any state thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Company or any other Related Party or of any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs, or upon the expiration of sixty (60) days after the filing of any involuntary petition against the Company or any other Related Party seeking any of the relief specified in Sections 8.1(d) or (e) hereof without the petition being dismissed prior to that time; or

(f) The Company or any other Related Party shall: (i) make a general assignment for the benefit of creditors, or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Company or any other Related Party of all or a substantial part of its property, or (iii) admit its insolvency or inability to pay its debts generally as such debts become due, or (iv) fail generally to pay its debts as such debts become due, or (v) take any action (or if such action is taken by its directors or majority shareholders) looking to the dissolution or liquidation of the Company or (except as permitted by Section 7.1(b)) any Subsidiary of the Company; or

(g) The Company or any other Related Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations or Senior Debt) or Contingent Obligation (excluding any Contingent Obligation constituting Senior Debt) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $750,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(h) Should payment of the Senior Debt or any part thereof be accelerated; or

(i) Should the auditor’s report with respect to the Company’s audited annual financial statements (to be delivered pursuant to Section 6.2(a) hereof) contain a qualified opinion indicating a material adverse change in the financial condition of the Company; or

(j) Final judgment (other than any judgment for which the Related Parties are adequately insured) for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against any Related Party for a period of thirty (30) days during which time execution shall not be effectively stayed; or

(k) There shall occur a cessation of a substantial part of the business of any Related Party for a period which materially adversely affects such Related Party’s capacity to continue its business on a profitable basis; or any Related Party shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by such Related Party which is necessary to the continued or lawful operation of its business; or any Related Party shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Related Party leases, uses or occupies any property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which could not reasonably be expected to have a Material Adverse Effect; or any material portion of the Collateral shall be taken through condemnation or the value of such property shall be impaired through condemnation; or

(l) Any Related Party (other than the Company) shall revoke or attempt to revoke any pledge agreement, guaranty or security agreement securing the Notes, or shall repudiate or be in default on its respective obligations thereunder; or

(m) the occurrence of any Change of Control; or

(n) [Intentionally Omitted.]

(o) any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $200,000, in the aggregate, if not fully covered (subject to such deductibles and self-insurance retentions as the Note Purchaser shall have permitted) by insurance; or

(p) the Company or any Subsidiary of the Company shall be criminally indicted or convicted under any law that could lead to a forfeiture of any property of the Company or any Subsidiary of the Company; or

(q) a Reportable Event shall occur which, in Note Purchaser’s reasonable determination, constitutes grounds for the termination by the PBGC of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or any Plan shall be terminated or any such trustee shall be requested or appointed, or if the Company or any Subsidiary of the Company is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from the Company’s or such Subsidiary’s complete or partial withdrawal from such Plan and any such event could reasonably be expected to have a Material Adverse Effect.

Section 8.2 Remedies.

(a) In case any one or more of the Events of Default specified in Section 8.1 (other than Section 8.1(d), (e) or (f)) shall have occurred and be continuing, the Note Purchaser, or holders of at least 51% of the aggregate principal amount of the Notes acting through a single agent, shall have the right to accelerate payment of the entire principal of, and all interest accrued on, all outstanding Notes, and, upon such acceleration, the Notes shall thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to the holders of the Notes the entire outstanding principal of, and interest accrued on, such Notes. With respect to an Event of Default under Section 8.1(d), (e) or (f), acceleration shall be automatic.

(b) The Note Purchaser, or holders of at least 51% of the aggregate principal amount of the Notes acting through a single agent, may further proceed, either alone or together with other holders of the Notes, to protect and enforce their rights with respect to the Notes either by suit, in equity and/or by action at law, or by other appropriate proceedings, whether for specific performance (to the extent permitted by applicable law or equitable principles) of any covenant or agreement contained in this Agreement or such Notes, or in aid of the exercise of any power granted in this Agreement or the Notes, or may proceed to enforce payment of the Notes or to enforce any other legal or equitable right of the holders of the Notes.

(c) No course of dealing on the part of the holder of any Note or any delay or failure on the part of such holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder’s rights, powers and remedies.

IX. AMENDMENT AND WAIVER

Any term, covenant, agreement or condition of this Agreement may be amended, or compliance therewith may be waived (without regard to whether any provision of this Agreement shall otherwise require the consent of solely the Note Purchaser), if the Company shall have obtained the agreement or consent in writing of the holders of at least 51% in aggregate principal amount of all outstanding Notes. Notwithstanding the foregoing, without the agreement or consent in writing of the holders of all of the outstanding Notes, no such amendment or waiver shall (i) change the amount or maturity of any principal of the Notes or any installment thereof or change the rate of interest or extend the time of payment of interest on the Notes or reduce the amount of principal thereof or prepayment premium with respect thereto or modify any of the provisions of the Notes with respect to the payment or prepayment thereof; (ii) give to any Note any preference over any other Note; or (iii) reduce the percentage of holders of Notes required to approve any such amendment or effectuate any such waiver. Any such amendment or waiver shall apply equally to all holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company.

X. MISCELLANEOUS

Section 10.1 Fees and Expenses. Whether or not (a) the transactions contemplated by this Agreement shall be consummated or (b) an Event of Default has occurred and is continuing, the Company will pay to the Note Purchaser (i) all reasonable expenses of the Note Purchaser incident to the transactions contemplated by this Agreement (including, solely with respect to the transaction contemplated to be consummated on the Closing Date, Seven Thousand Dollars ($7,000) to cover Note Purchaser’s administrative expenses) or in connection with any modification, amendment, alteration or enforcement (whether requested by the Company, the Note Purchaser or any other Person) of this Agreement, the Notes or the Security Documents, and all waivers and releases requested or delivered in connection therewith (whether or not the same become effective) including, but not limited to, all filing fees, the fees and expenses of the Note Purchaser’s legal counsel and the allocated cost of in-house legal services; (ii) all reasonable expenses incurred by the Note Purchaser in monitoring the transactions contemplated by this Agreement; and (iii) a reasonable fee to be determined by the Note Purchaser in connection with any modification, amendment, waiver, extension or release requested or delivered in connection with this Agreement, the Notes or the Security Documents, such fee to be determined by the Note Purchaser after taking into the account the nature of the request, the professional time incurred in responding to the request, and the requested response date. Except for fees and expenses payable at Closing pursuant to Section 5.5, fees and expenses payable under this Section 10.1 shall be payable not later than fifteen (15) Business Days after notice given in accordance with this Agreement. The Obligations of the Company under this Section 10.1 shall survive payment of the Notes.

Section 10.2 Indemnification. The Company hereby agrees to indemnify the Note Purchaser and any other holders of the Notes for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever, including but not limited to the reasonable fees and expenses of the Note Purchaser’s legal counsel and the allocated cost of in-house legal services which may be imposed on, incurred by or asserted against the Note Purchaser or any Note holder in any way relating to or arising out of this Agreement, the Notes or any other Note Document or the enforcement of any of the terms hereof or thereof; provided, however, that the Company shall not be liable for any of the foregoing to the extent they arise from (i) the gross negligence or willful misconduct of the Note Purchaser or any other holder of the Notes seeking indemnification, or (ii) violations of securities laws by the Note Purchaser. The Obligations of the Company under this Section 10.2 shall survive payment of the Notes.

Section 10.3 Survival of Agreements, Covenants, Representations and Warranties. All agreements, covenants, representations and warranties contained herein, in the Notes or in any other Note Document, or made in any document given or supplied in connection herewith, shall survive the execution and delivery of this Agreement, the issuance, sale and delivery of the Notes and payment therefor, any disposition thereof by the holders thereof, and any investigation at any time made by such holder on its behalf. All statements by the Company contained in any report, memorandum, certificate or other instrument delivered in connection with the transactions contemplated hereby or pursuant hereto shall constitute representations and warranties as of the date of delivery of such report, memorandum, certificate or other instrument.

Section 10.4 Notices. Unless otherwise specifically provided herein or therein, all communications under this Agreement, the Notes and the other Note Documents shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent by facsimile transmission to the telecopy number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to Federal Express or similar overnight courier, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to the Note Purchaser:

Churchill Capital Partners IV, L.P.

2400 Metropolitan Centre

333 South Seventh Street

Minneapolis, Minnesota 55402

Attn: Kevin C. Dooley, General Counsel, and

  Mark McDonald, Partner

Telecopy: (612) 673-6630 (Mark McDonald)

                 (612) 673-6615 (Kevin Dooley)

with a copy to: (which shall not constitute notice)	Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attn: Susan L. Jacobson Telecopy: (612) 766-1600

If to Company:	PW Eagle, Inc. 1550 Valley River Drive Eugene, Oregon 97401 Attention: Scott Long, CFO Facsimile No.: (541) 686-9248

With a copy to: (which shall not constitute notice)	Fredrikson & Byron, P.A. 200 South Sixth Street Suite 4000 Minneapolis, Minnesota 55402 Attention: K. Lisa Holter Facsimile No.: (612) 347-7077

Any party hereto, or holder of a Note, may change its address for purposes of this Section 10.4 by giving the other party written notice of the new address in the manner set forth above.

Section 10.5 Accounting and Tax Consequences. The Company acknowledges and agrees that it has made an independent evaluation of the accounting and tax consequences resulting from the terms and provisions of this Agreement, and that it has no recourse against the Note Purchaser nor shall this Agreement be affected in any way by virtue of the fact that the Company’s accounting and tax objectives hereunder may not be realized in whole or in part.

Section 10.6 Binding Effect. All the terms of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and in particular, shall inure to the benefit of and be enforceable by the Note Purchaser or any holder of the Notes.

Section 10.7 Entire Agreement. This Agreement (including the Schedules referred to herein which form a part hereof), the Note and the other Note Documents constitute the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

Section 10.8 Waivers. Neither any failure nor any delay on the part of the Note Purchaser or the holder of any Note in exercising any right, power or privilege hereunder, or under the Notes or any of the other Note Documents, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

Section 10.9 Assignment and Transfer. The Note Purchaser and any holder of a Note may transfer Notes, in whole or in part, to another Person and may, in connection with such transfer, assign its rights in whole or in part under this Agreement and the other Note Documents, provided that such transfer complies with applicable federal and state securities laws. The Company agrees to execute and deliver such instruments, documents and certificates as the Note Purchaser, a holder or any such transferee may reasonably request in order to document the transfer in whole or in part of rights hereunder and under the other Note Documents, which instruments, documents and certificates shall be in form and substance reasonably satisfactory to counsel for the Note Purchaser, or holder or such transferee. The Company may not assign its rights, or effect an assumption of its Obligations, hereunder, in whole or in part without the prior written consent of all of the holders of the Notes.

Section 10.10 Representation and Warranty of Note Purchaser. The Note Purchaser hereby represents and warrants that it is acquiring the Notes for its own account, for the purpose of investment and with no present intention of distributing or selling such Notes, but subject nevertheless to the condition that the disposition of its property shall at all times be and remain within its control. The Note Purchaser further represents and warrants that it is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

Section 10.11 Maximum Interest Rates. IN CONSIDERATION OF THE WILLINGNESS OF THE NOTE PURCHASER TO PURCHASE THE NOTES AS PROVIDED HEREIN, THE COMPANY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT, WHETHER ARISING NOW OR AT ANY TIME IN THE FUTURE, TO CLAIM THE PROVISIONS OF THE USURY LAWS OF ANY STATE HAVE BEEN VIOLATED OR THAT ANY SUCH LAW PROVIDES A DEFENSE TO THE PAYMENT OF PRINCIPAL, INTEREST, DEFAULT INTEREST OR

PREPAYMENT PREMIUM, PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE NOTES, OR TO CHALLENGE THE VALIDITY AND ENFORCEABILITY OF THIS AGREEMENT, THE NOTES OR THE SECURITY DOCUMENTS BASED ON THE USURY LAWS OF ANY STATE. IN THE EVENT THE FOREGOING PROVISIONS OF THIS AGREEMENT ARE NOT GIVEN EFFECT, ALL AGREEMENTS BETWEEN THE COMPANY AND THE NOTE PURCHASER, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER WRITTEN OR ORAL, ARE HEREBY EXPRESSLY LIMITED SO THAT IN NO EVENT WHATSOEVER, WHETHER BY REASON OF ACCELERATION OF THE MATURITY OF THE NOTE, OR OTHERWISE, SHALL THE AMOUNT PAID, OR AGREED TO BE PAID, TO THE NOTE PURCHASER FOR THE USE, FORBEARANCE OR DETENTION OF THE MONEY TO BE LOANED HEREUNDER EXCEED THE MAXIMUM AMOUNT PERMISSIBLE UNDER APPLICABLE LAW. IF FROM ANY CIRCUMSTANCE WHATSOEVER FULFILLMENT OF ANY PROVISION HEREOF OR OF THE NOTES OR SECURITY DOCUMENTS, AT THE TIME PERFORMANCE OF SUCH PROVISION SHALL BE DUE, SHALL INVOLVE EXCEEDING THE LIMIT OF VALIDITY PRESCRIBED BY LAW, THEN THE OBLIGATION TO BE FULFILLED SHALL BE AUTOMATICALLY REDUCED TO THE LIMIT OF SUCH VALIDITY. ANY EXCESS INTEREST RECEIVED BY THE NOTE PURCHASER SHALL BE ALLOCATED TO REDUCE THE OBLIGATIONS, AND ANY AMOUNT GREATER THAN THE OBLIGATIONS SHALL BE REFUNDED TO THE COMPANY.

Section 10.12 Brokers. The Company agrees that it shall be solely responsible for payment of any fees, compensation and expenses of any broker, finder or financial advisor acting on its behalf in connection with the transactions contemplated hereby.

Section 10.13 Governing Law; Consent to Jurisdiction and Venue; Service of Process; Admissibility of Photocopies; Waiver of Jury Trial. This Agreement, the Notes and the Security Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota without giving effect to conflict of laws principles thereof, except if and to the extent that the validity or perfection of any mortgage, lien or security interest created pursuant to the Security Documents, or remedies thereunder in respect of any particular Collateral are required to be governed by the laws of a jurisdiction other than the State of Minnesota. Regardless of any present or future domicile of the Company, the Company hereby submits to the jurisdiction and venue of the United States District Court for the District of Minnesota, and the Hennepin County District Court, State of Minnesota, for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the jurisdiction or venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein shall limit the right of the Note Purchaser to bring proceedings against the Company in any other court of competent jurisdiction. Any legal proceeding by the Company against Note Purchaser involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement or any document executed and delivered in connection herewith shall be brought only in the United States District Court for the District of Minnesota, or the Hennepin County District Court, State of Minnesota. In the event the Company commences any action in another jurisdiction or venue arising directly or indirectly from the relationship created by this Agreement, the Note Purchaser shall be entitled to have the case transferred to the jurisdiction and venue above-described, or if such transfer cannot be accomplished under applicable law, to have such case dismissed without prejudice. The Company hereby consents to service of process by registered mail delivered in accordance with the provisions of Section 10.4 or service of process in any other legal manner at the option of the Note Purchaser. This Agreement, the Note and the other Note Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Note Purchaser, and (c) financial statements, certificates and other information previously or hereafter furnished to the Note Purchaser may be reproduced by the Note Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.14 Publicity. The Company hereby consents to the use of its name and trade style by the Note Purchaser in any announcements or advertisements by the Note Purchaser of the completion of the transactions contemplated hereby and the role played by the Note Purchaser in providing financing to the Company hereunder in such media and in such manner as the Note Purchaser shall, in its sole discretion, determine.

Section 10.15 Time is of the Essence. Time is of the essence as to the payment and performance of the Obligations, covenants and agreements hereunder.

Section 10.16 Savings Clause; Severability. If the scope of any provision contained in this Agreement is deemed unenforceable to its full extent, then such provision shall be enforced to the maximum extent provided by law, and each party hereto hereby consents that such provision may be reformed or modified accordingly, and enforced as reformed or modified, in any proceeding brought to enforce any provision of this Agreement. Subject to the foregoing, whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

Section 10.17 Section Headings. The titles of the Sections and Articles herein appear as a matter of convenience only and shall not affect the construction hereof.

Section 10.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

Section 10.19 Credit Inquiries. The Company hereby authorizes and permits Note Purchaser to respond to usual and customary credit inquiries from third parties concerning the Related Parties.

Section 10.20 Confidentiality. Note Purchaser shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Note Purchaser’s customary procedures for handling confidential information of this nature and in accordance with safe and sound business practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process or in connection with the enforcement by the Note Purchaser of the rights and remedies hereunder or under the other Note Documents or the Equity Documents and shall require any such participant or assignee to agree to comply with this Section 10.20.

Section 10.21. PW Poly. Notwithstanding anything herein to the contrary, the Company and the Note Purchaser hereby agree that:

(a) In no event shall any provision (including, without limitation, any representation, warranty, covenant, default or event of default) of this Agreement apply to PW Poly and its Subsidiaries;

(b) By way of example, and not in limitation of Section 10.21(a) above, any reference to “Subsidiary,” “Subsidiaries” or “Consolidated” in this Agreement shall expressly exclude PW Poly and its Subsidiaries;

(c) By way of example, and not in limitation of Section 10.21(a) above, and notwithstanding anything to the contrary contained in GAAP, all computations of financial covenants in this Agreement shall exclude the results of operations and financial condition of PW Poly and its Subsidiaries;

(d) Notwithstanding anything to the contrary contained in this Section 10.21 or otherwise (but subject to the proviso at the end of this clause (d)), each of PW Poly and its Subsidiaries shall be expressly included as a Subsidiary of the Company for the purposes of subsection 6.2 (Financial Reporting) of this Agreement; provided, however, that with respect to the monthly financial statements contemplated by subsection 6.2(b) of this Agreement, each of PW Poly and its Subsidiaries shall be expressly excluded as a Subsidiary of the Company;

(e) Notwithstanding anything to the contrary contained in this Section 10.21 or otherwise, each of PW Poly and its Subsidiaries shall be expressly included as an Affiliate of the Company for the purposes of subsection 7.10 (Transactions with Affiliates);

(f) Notwithstanding anything to the contrary contained in this Section 10.21 or otherwise, the Company may enter into a tax sharing agreement with PW Poly and its Subsidiaries; provided that the tax obligations owing by the Company, on the one hand, and PW Poly and its Subsidiaries, on the other hand, do not exceed the tax obligations that either such party would have on a stand-alone basis; and

(g) Notwithstanding anything to the contrary contained in this Section 10.21 or otherwise, the Company shall operate PW Poly and its Subsidiaries (including, without limitation, with respect to ERISA law compliance, environmental law compliance and tax law compliance) with the same care and diligence as the Company is operated.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Junior Subordinated Note Purchase Agreement to be executed as of the day and year first above written.

CHURCHILL CAPITAL PARTNERS IV		PW EAGLE, INC.
L.P., a Delaware limited partnership
By Churchill Capital IV, L.L.C., its General Partner
By Churchill Capital, Inc. as Managing Agent

By	/s/ Mark McDonald	By	/s/ Dobson West
	Its Partner		Its Secretary

SCHEDULE 1.1(a)

ENVIRONMENTAL AUDITS

SCHEDULE 1.1(b)

LEASES

SCHEDULE 1.1(c)

OWNED REAL PROPERTY

SCHEDULE 1.1(d)

PERMITTED LIENS

SCHEDULE 4.2

ORGANIZATIONAL INFORMATION

SCHEDULE 4.5

CONSENTS AND APPROVALS

[*UCC filings]

[*Filings with PTO and Copyright Office]

[*Mortgage filings]

SCHEDULE 4.6

BUSINESS

SCHEDULE 4.7

FINANCIAL STATEMENTS; OPENING DAY

BALANCE SHEET

SCHEDULE 4.23

INSURANCE

SCHEDULE 6.5

FINANCIAL COVENANTS

The Company (inclusive of the Subsidiaries) will comply with the following financial covenants (all of which will be calculated excluding PW Poly):

(a) The Company shall not permit its Interest Coverage Ratio for any period set forth below to be less than the ratio set forth opposite such period below:

Period	Minimum Interest Coverage Ratio
Three months ended December 31, 2004	0.12 to 1
Six months ended March 31, 2005	0.49 to 1
Nine months ended June 30, 2005	1.30 to 1
Twelve months ended September 30, 2005 and each December 31, March 31, June 30 and September 30 thereafter	1.46 to 1

(b) The Company shall not permit its EBITDA to be less than $12,200,000 for the twelve month period ending December 31, 2004 and each twelve month period ending March 31, June 30, September 30 and December 31 thereafter.

(c) The Company shall not permit at any time during each period set forth below its Availability to be less than the amount set forth opposite such period below:

Period	Minimum Availability
Closing Date to December 30, 2004	$1,600,000
December 31, 2004 to April 30, 2005	$800,000
May 1, 2005 through the term of the Senior Credit Agreement	$1,600,000

SCHEDULE 6.6

COMPLIANCE CERTIFICATE

(See Form Attached)

SCHEDULE 7.1(a)

SALES AND SALE-LEASEBACKS

SCHEDULE 7.1(c)

INVESTMENTS

SCHEDULE 7.2

CAPITALIZED LEASE OBLIGATIONS

SCHEDULE 7.10

CONSULTING AGREEMENTS